As filed with the Securities and Exchange Commission on July 17, 2009
Registration No. 333-121633

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1
TO
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

PlanetOut Inc.
(Exact name of Registrant as specified in its charter)

Delaware	94-3391368
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
10990 Wilshire Boulevard,
Penthouse
Los Angeles, CA 90024
(Address of Principal Executive Offices)

PlanetOut Inc. 2004 Equity Incentive Plan
PlanetOut Inc. 2004 Executive Officers and Directors Equity Incentive Plan
PlanetOut Partners, Inc. 2001 Equity Incentive Plan
1996 Equity Incentive Plan of PlanetOut Corporation
1996 Stock Option Plan of PlanetOut Corporation
Online Partners.com, Inc. 1997 Stock Plan
(Full title of the Plan)

Stephen P. Jarchow
Chairman
PlanetOut Inc.
10990 Wilshire Boulevard,
Penthouse
Los Angeles, CA 90024
(Name and address of agent for service)
(310) 806-4288
(Telephone number, including area code, of agent for service)

Copy to:
James R. Walther, Esq.
Mayer Brown LLP
350 South Grand Avenue,
25th Floor
Los Angeles, CA 90071-1503
(213) 229-9500

     Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):
Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☑

DEREGISTRATION OF SECURITIES
          This Post-Effective Amendment No. 1 relates to the Registration Statement on Form S-8 (Registration No. 333-121633) (the “Registration Statement”) of PlanetOut Inc. (“PlanetOut”), pertaining to the registration of 3,226,445 shares of PlanetOut common stock (the “Common Stock”) filed with the Securities and Exchange Commission on December 23, 2004. This Registration Statement registered the shares of Common Stock for issuance pursuant to PlanetOut Inc. 2004 Equity Incentive Plan, PlanetOut Inc. 2004 Executive Officers and Directors Equity Incentive Plan, PlanetOut Partners, Inc. 2001 Equity Incentive Plan, 1996 Equity Incentive Plan of PlanetOut Corporation, 1996 Stock Option Plan of PlanetOut Corporation and Online Partners.com, Inc. 1997 Stock Plan.
          On June 11, 2009, Here Media Inc. (“Here Media”), HMI Merger Sub, Inc., a wholly-owned subsidiary of Here Media (“Merger Sub”), and PlanetOut completed a business combination, including the merger of Merger Sub with and into PlanetOut (the “Merger”) pursuant to the terms and conditions of the Agreement and Plan of Merger, dated as of January 8, 2009, as amended, by and among such parties, Here Networks LLC, a Texas limited liability company, Regent Entertainment Media Inc., a Delaware corporation, and certain other parties signatory thereto. The Merger became effective following the filing of a Certificate of Merger with the Secretary of State of the State of Delaware on June 11, 2009 (the “Effective Time”). At the Effective Time, PlanetOut became a wholly-owned subsidiary of Here Media, and each of its issued and outstanding shares of Common Stock was cancelled in exchange for the right to receive one share of the common stock, $0.001 par value per share, and one share of the special stock, $0.001 par value per share, of Here Media. The Common Stock ceased trading on The Nasdaq Capital Market at the close of business on June 11, 2009. No shares of the Common Stock registered under the Registration Statement have been offered or sold since that time.
          As a result of the Merger, PlanetOut has terminated all offerings of Common Stock and related participation interests pursuant to its existing registration statements, including the Registration Statement. In accordance with an undertaking made by PlanetOut in the Registration Statement to remove from registration, by means of a post-effective amendment, any shares of Common Stock which remain unsold at the termination of the offering, PlanetOut hereby removes from registration all shares of Common Stock and related participation interests registered under the Registration Statement which remain unsold as of the date of this Post-Effective Amendment No. 1.
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SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe it meets all of the requirements for filing on Form S-8 and has duly caused this post-effective amendment No.1 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California, on the 16th day of July, 2009.

PlanetOut Inc.
By:	/s/ Paul A. Colichman
Paul A. Colichman
Chief Executive Officer and President

     Pursuant to the requirements of the Securities Act of 1933, as amended, this post-effective amendment No.1 to the registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Paul A. Colichman Paul A. Colichman	Chief Executive Officer, President and Director (Principal Executive Officer)	July 16, 2009

/s/ Tony Shyngle Tony Shyngle	Chief Accounting Officer (Principal Financial and Accounting Officer)	July 16, 2009

/s/ Stephen P. Jarchow Stephen P. Jarchow	Chairman of the Board of Directors	July 16, 2009

/s/ Phillip S. Kleweno Phillip S. Kleweno	Director	July 16, 2009